UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: July 30, 2009
(Date of earliest event reported)
SoftBrands, Inc.
(Exact name of registrant as specified in its charter)
Commission File Number: 001-32711

Delaware (State or other jurisdiction of incorporation)	41-2021446 (IRS Employer Identification No.)
800 LaSalle Avenue, Suite 2100
Minneapolis, Minnesota 55402
(Address of principal executive offices, including zip code)
(612) 851-1500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Stockholders of SoftBrands, Inc. (“SoftBrands”) will vote on August 12, 2009 on the proposal to adopt the previously announced agreement to be acquired by an affiliate of Golden Gate Capital and Infor. The merger remains subject to customary closing conditions but is expected to close on or about August 13, 2009. As previously disclosed, immediately prior to the effective time of the merger, SoftBrands will transfer, on a pro rata basis (with the Series B Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock counted on an as-converted-to-common stock basis in accordance with the participation rights set forth in the applicable certificate of designation), its 10% interest in any future net proceeds of the AremisSoft Liquidating Trust to the individuals holding SoftBrands stock at such time and warrantholder Capital Resource Partners IV, L.P. (“CRP”). On July 30, 2009, SoftBrands issued a press release announcing that August 13, 2009 is the record date for the distribution of the trust interest, subject to the closing of the merger. Only stockholders owning SoftBrands stock immediately prior to the effective time of the merger and warrantholder CRP will be entitled to receive a pro rata portion of SoftBrands’ interest in the AremisSoft Liquidating Trust net proceeds, if any. Any future distributions pursuant to the 10% interest in the net proceeds of the AremisSoft Liquidating Trust will be made to those stockholders who owned SoftBrands stock immediately prior to the effective time of the merger and warrantholder CRP, net of any administrative expense incurred in connection with the distribution to those holders. SoftBrands is not able to predict whether cash distributions from the AremisSoft Liquidating Trust will be made to SoftBrands in the future, and if such distributions are made, what the amount of the distributions will be. A copy of the press release issued by SoftBrands on July 30, 2009 is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Press release, dated July 30, 2009, of SoftBrands, Inc.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOFTBRANDS, INC.
By:	/s/ Gregg A. Waldon
Gregg A. Waldon
Senior Vice President and Chief Financial Officer

Date: July 30, 2009

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release, dated July 30, 2009, of SoftBrands, Inc.